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                                                                   Exhibit 10.53

                           PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT ("AGREEMENT"), dated as of December 16, 2005 is entered into by and between HICKORY BUSINESS PARK, LLC, a Delaware limited liability company ("SELLER"), and COLE TAKEDOWN, LLC, a Delaware limited liability company ("BUYER").

                                    RECITALS:

     A. Seller is the fee simple owner of the Property, as hereinafter defined, consisting of approximately 30.26 acres of improved real property located in Hickory, North Carolina.

     B. Buyer desires to purchase the Property from Seller and Seller is willing to sell the Property to Buyer on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   PURCHASE AND SALE.

     Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, all on the terms, covenants and conditions set forth in this Agreement. The "PROPERTY" includes the following:

     A. Land. The land ("LAND") consisting of approximately 30.26 acres commonly known as 2839 Second Avenue NW, Longview, North Carolina and legally described as set forth on EXHIBIT "A" attached to this Agreement and made a part hereof, together with all of Seller's right, title and interest in and to all easements, utility reservations, mineral rights, rights of way, strips of land, tenements, hereditaments, privileges, licenses, appurtenances, reversions, remainders in any way belonging, remaining or appertaining thereto;

     B. Improvements. The building, containing approximately 261,057 square feet, and certain other fixtures and improvements located on the Land (collectively, the "IMPROVEMENTS");

     C. Lease. That certain lease of the Land and Improvements to Drexel Heritage Furniture Industries, Inc. ("TENANT") dated as of August 8, 2005, and any guaranties thereof (collectively, the "LEASE");

     D. Personalty. All of Seller's interest, if any, in any equipment, machinery and personal property on or used in connection with the Land and the Improvements (the "PERSONALTY"); and

     E. Intangible Property. Any and all right, title and interest of Seller in all (i) development rights and entitlements, permits, contracts, warranties (including, without limitation, the general contractor's one-year construction warranty with respect to construction of the Improvements and any warranty related to the roof of the building), licenses and other intangible property owned by Seller and related to the Property; and (ii) any reports, studies, surveys and other comparable analyses, depictions or examinations of the Land, or pertaining to the Land, or the use thereof and which in any way relates to the ownership, management or operation of the Property (collectively, "INTANGIBLE PROPERTY").

Except for the Personalty which shall be transferred by that certain bill of sale from Seller to Buyer, a specimen of which is attached hereto as EXHIBIT "D" (the "BILL OF SALE"), the Lease which is to be transferred by that certain assignment and assumption of lease, a specimen of which is attached hereto as EXHIBIT "E" (the "ASSIGNMENT OF LEASE"), the Intangible Property which are to be transferred by that certain assignment agreement, a specimen of which is attached hereto as EXHIBIT "F" (the "ASSIGNMENT AGREEMENT"), all components of the Property shall be transferred and conveyed by execution and delivery of Seller's special warranty deed, a specimen of which is

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attached hereto as EXHIBIT "G" (the "Deed"). The Bill of Sale, the Assignment of
Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the "TRANSFER DOCUMENTS".

2.   PURCHASE PRICE.

     The purchase price for the Property shall be Four Million Two Hundred Fifty Thousand Dollars ($4,250,000.00) (the "PURCHASE PRICE").

3.   PAYMENT OF PURCHASE PRICE.

     The Purchase Price shall be paid to Seller by Buyer as follows:

     A. Escrow. Upon the full execution of this Agreement and the Right of Access Agreement attached hereto as EXHIBIT "B" ("RIGHT OF ACCESS AGREEMENT"), an escrow ("ESCROW") will be opened with an escrow agent ("ESCROW AGENT") at First American Title Insurance Company ("TITLE COMPANY"), by delivery to Escrow Agent of a copy of this Agreement executed by Seller and Buyer. If Escrow Agent requires any supplemental or additional instructions, then Seller and Buyer shall promptly provide the same consistent with the provisions of this Agreement. The parties acknowledge and agree that the Deposit (defined below) shall be held by Escrow Agent located at Title Company's Glendale, California office in accordance with the terms of this Agreement, but that all other obligations of Title Company under this Agreement are to be handled by Title Company's Phoenix, Arizona national office.

     B. Deposit. Not later than five (5) business days following the full execution of this Agreement and the Right of Access Agreement and the opening of Escrow, Buyer shall deposit with the Escrow Agent the sum of Fifty Thousand Dollars ($50,000.00) (the "INITIAL DEPOSIT"). If Buyer has not exercised its right to terminate this Agreement before expiration of the Review Period (as defined in Paragraph 5.A), Buyer shall deposit an additional sum of One Hundred Fifty Thousand ($150,000.00) with Escrow Agent (the "ADDITIONAL DEPOSIT") on or before the expiration of the Review Period. The Initial Deposit and the Additional Deposit, together with all interest earned thereon, are hereinafter referred to as the "DEPOSIT." The Deposit shall be placed in an interest-bearing account, and all interest accrued thereon shall become part of the Deposit and shall be payable to the party entitled to receive the Deposit. On the Closing Date (as defined in Paragraph 8), the Deposit shall be applied against the Purchase Price. In the event Buyer terminates this Agreement before the expiration of the Review Period pursuant to Paragraph 5.A, the Initial Deposit (less any escrow cancellation charges payable by Buyer pursuant to this Agreement) shall be returned to Buyer and Buyer shall not be required to deposit the Additional Deposit. Upon the expiration of the Review Period, if this Agreement has not been previously terminated, the Deposit shall be non-refundable to Buyer unless the transaction contemplated by this Agreement is not consummated solely as the result of Seller's default or otherwise as specifically set forth in this Agreement.

     C. Balance of Purchase Price. Buyer shall pay the balance of the Purchase Price, plus or minus Buyer's share of closing costs, prorations and other charges or amounts payable pursuant to this Agreement, to Seller in immediately available funds through the Escrow at the Closing Date. Concurrent with execution of this Agreement by Buyer, Buyer shall provide Seller with reasonable evidence that Buyer has or will have on the Closing Date sufficient funds to purchase the Property.

4.   TITLE.

     A. Title Policy. On the Closing Date, Seller shall cause good and marketable title to the Property to be conveyed to Buyer by special warranty deed, subject only to the following exceptions to title ("PERMITTED EXCEPTIONS"):

          (i) A lien to secure payment of real estate taxes, personal property taxes, water charges, sewer charges and assessments related thereto not yet due and payable;

          (ii) Such other exceptions to title as may be approved (or are deemed approved) by Buyer pursuant to the provisions of Paragraph 4.B.

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     On the Closing Date, the Title Company shall issue to Buyer its ALTA
Extended Coverage Owner's Policy of Title Insurance ("OWNER'S POLICY") in the face amount of the Purchase Price, showing title to the Property vested of record in Buyer, subject only to the Permitted Exceptions.

     B. Survey and Title Documents. Within five (5) days after the opening of Escrow and the funding of the Initial Deposit, Seller shall order and promptly thereafter deliver to Buyer a preliminary title report for the issuance of the Owner's Policy ("TITLE REPORT"), together with legible copies of all title exception documents shown thereon ("TITLE DOCUMENTS"). Seller shall also deliver to Buyer a copy of the most current ALTA survey of the Land, if any, in Seller's possession ("SURVEY"). If Buyer wishes to have the Survey updated or re-certified, or if required by the Title Company in connection with the issuance of the Owner's Policy, Buyer shall be responsible for paying all costs in connection therewith. On the later to occur of (i) the expiration of the Review Period, or (ii) the date which is ten (10) days after Seller's delivery of the Survey, Title Report and Title Documents to Buyer, Buyer shall furnish to Seller a written list of any objections to matters shown on the Title Report or the Survey, stating the items to which Buyer objects and the reasons therefor ("DISAPPROVAL NOTICE"). In the event the Title Report is amended to include new exceptions/requirements that are not set forth in a prior Title Report and Buyer has any objections to such new exceptions/requirements, Buyer shall have until the later of (i) the expiration of the Review Period, or (ii) the date three (3) days after Buyer's receipt of the amended Title Report and copies of the documents identified in the new exceptions/requirements, within which to provide Seller with a Disapproval Notice with respect to such objections. Seller shall then have fourteen (14) days after the date of any Disapproval Notice to make such arrangements or take such steps to satisfy Buyer's objection(s) set forth therein ("TITLE CURE PERIOD"). If (i) Seller is either unable or unwilling to remove or correct such objection(s) within the Title Cure Period and (ii) Buyer does not waive, in writing, its disapproval, then this Agreement shall terminate, the Deposit (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. If Buyer fails to timely give the Disapproval Notice as set forth herein, the condition in this Paragraph 4.B shall be deemed satisfied, and Buyer shall be deemed to have accepted all matters contained in the Title Report and the Survey.

5.   PROPERTY REVIEW.

     A. Review Period. Buyer shall have thirty (30) days following the funding of the Initial Deposit to perform such inspections, investigations, inquiries, and feasibility studies relating to the Property and to review the Property Information (as defined in Paragraph 5.C) as Buyer deems appropriate to decide whether the Property is acceptable to Buyer ("REVIEW PERIOD"). All costs and expenses of such inspections, investigations, inquiries, studies, and document reviews shall be borne solely by Buyer. Buyer's obligation to purchase the Property as herein provided shall be subject to Buyer's approval of the Property in Buyer's sole discretion. If, before the expiration of the Review Period, Buyer fails to send written notice to Seller that the Property is acceptable to Buyer, then this Agreement shall terminate, the Deposit (less any escrow cancellation charges payable by Buyer pursuant to this Agreement) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

     B. Property Inspection. Promptly following the opening of Escrow and the funding of the Initial Deposit, Seller shall provide access to the Property to Buyer and Buyer's agents and consultants during normal business hours, upon no less than twenty four (24) hours' notice to Seller prior to any entry on the Property, for the purpose of conducting any such investigations, inquiries or feasibility studies.

     C. Document Review. Within five (5) days after the opening of Escrow and the funding of the Initial Deposit, Seller shall deliver to Buyer the documents and items relating to the Property that Seller has in its possession or under its control, if any, which documents are listed on EXHIBIT "C" attached hereto (collectively, "PROPERTY INFORMATION"). If Seller fails to timely deliver any of the Property Information to Buyer, Buyer's sole remedy shall be to terminate this Agreement before expiration of the Review Period. If this Agreement is terminated for any reason, Buyer shall promptly return to Seller the Property Information and copies of any third party reports ordered, requested or prepared by Buyer with respect to the Property. The obligations of Buyer pursuant to the foregoing sentence shall survive the termination of this Agreement.

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     D. No Representation or Warranty By Seller. Buyer acknowledges that much of the Property Information was prepared by third parties other than Seller, that Seller acquired the Property on September 7, 2005, and in some instances was prepared prior to Seller's ownership of the Property. Buyer further acknowledges, understands and agrees that except as otherwise specifically set forth herein, (i) neither Seller nor any of its respective agents, employees or contractors has made any warranty or representation regarding the truth, accuracy or completeness of the Property Information or the source(s) thereof, and Buyer shall not rely on the truth or completeness of the Property
Information in making its decision to purchase the Property; (ii) that Seller makes no representations or warranties whatsoever respecting the Property; (iii) Seller is selling the Property and Buyer is purchasing the Property in an AS-IS and with all faults condition; and (iv) Seller has not undertaken any independent investigation or inquiry as to the truth, accuracy or completeness of the Property Information and is providing the Property Information or making the Property Information available to Buyer solely as an accommodation to Buyer.

     E. Indemnification. Buyer will indemnify, defend, and hold Seller, and its agents, representatives and affiliates, free and harmless from and against any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys' fees, resulting from or arising out of any study, inspection or test conducted at the Property by Buyer, its employees, agents, consultants, or independent contractors. Such indemnity shall survive the termination of this Agreement.

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION.

     The obligation of Buyer to buy the Property shall be subject to timely satisfaction or waiver of the following conditions precedent:

     A. Buyer's approval (or deemed approval) of the conditions of title in accordance with Paragraph 4.

     B. The Title Company's commitment to issue the Owner's Policy in the form provided in Paragraph 4.A.

     C. Buyer's approval (or deemed approval) of the Property within the Review Period in accordance with Paragraph 5.A.

     D. The truth and accuracy of each representation and warranty of Seller contained herein as if made on and as of the Closing Date.

     E. The deposit by Seller with Buyer not later than five (5) business days prior to the Closing Date of (i) an original estoppel certificate naming Buyer (or its designee) and Wachovia Bank, National Association as addressees, which certificate must be reasonably acceptable to Buyer, in Tenant's standard form, without any punch list items remaining, and (ii) a subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to Tenant, for the benefit of Wachovia Bank, National Association, both executed by Tenant under the Lease.

     F. The deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer.

     Buyer may waive any of the conditions precedent to Buyer's obligation to perform under this Agreement. If the conditions set forth in Paragraphs 6.A through 6.J are not satisfied or waived by Buyer, then this Agreement shall at Buyer's option terminate, the Deposit (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

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7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

     The obligation of Seller to sell the Property shall be subject to timely satisfaction or waiver of the following conditions precedent:

     A. Buyer's timely delivery to Escrow Agent of the Deposit, the Additional Deposit, the balance of the Purchase Price and any other funds required of Buyer.

     B. The truth and accuracy of each representation and warranty of Buyer contained herein as if made on and as of the Closing Date.

     C. Buyer shall not then be in default of any covenant or agreement to be performed by Buyer under this Agreement.

     Seller may waive any of the conditions precedent to Seller's obligation to perform under this Agreement. If the conditions set forth in Paragraphs 7.A through 7.C are not satisfied or waived by Seller, then this Agreement shall at Seller's option terminate, the Deposit (less any escrow cancellation charges) shall be paid to Seller, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

8.   CLOSING.

     The sale and purchase of the Property provided herein shall be consummated at a closing ("CLOSING"), which shall be held on the Closing Date at the offices of Title Company, or at such other time and place as Seller and Buyer may agree upon. As used herein, "CLOSING DATE" means thirty (30) days after the expiration of the Review Period, or such earlier date as Seller and Buyer may agree upon. Buyer may extend the Closing Date for a period of up to an additional ten (10) days upon delivery to Escrow Agent prior to the original Closing Date of written notice to extend the Closing Date and by simultaneously depositing with Escrow Agent an additional Fifty Thousand Dollars ($50,000.00) of earnest money (the "EXTENSION DEPOSIT"). The Extension Deposit submitted to Escrow Agent pursuant to this Paragraph 8 shall be added to and become a part of the Deposit. At the Closing, Seller and Buyer shall deliver to the other party such documents as are typical and customary for transactions involving properties of similar size, type and location as the Property, and as may be necessary or appropriate to consummate the transactions contemplated in this Agreement including, but not limited to the deposit with Escrow Agent of an affidavit of Seller and such other documentation as may be reasonably required by Title Company to allow for the deletion of the mechanics' lien exception from the Owner's Policy.

9.   CLOSING COSTS AND PRORATIONS.

     Seller shall pay one-half (1/2) of the escrow fees, the premium for standard portion of the Owner's Policy, realty transfer taxes and any other costs of Seller hereunder. Buyer shall pay one-half (1/2) of the escrow fees and any incremental increase in the cost of the Owner's Policy resulting from the extended coverage and/or any special title endorsements requested by Buyer, the recording fees, the cost of the title policy and/or endorsements required by Buyer's lender (if any) and any other costs of Buyer hereunder. Seller and Buyer shall each pay their own attorneys' fees. Security deposits held by Seller under leases with respect to the Property shall be credited to Buyer at the Closing. Rent and other items paid by tenants shall be prorated as of the Closing Date, with Buyer getting credit for the Closing Date. Operating expenses and utility charges shall be prorated as of the Closing Date. Real property taxes shall be prorated as of the Closing Date based upon the latest tax bill available. Buyer and Seller agree to prorate as of the Closing Date any taxes assessed against the Property by a supplemental bill levied by reason of an event occurring prior to the Closing. It is the intent of the parties that, except to the extent payable by Tenant under the Lease, all property taxes attributable to the period prior to Closing be the responsibility of Seller and all property taxes attributable to the period after Closing be the responsibility of Buyer. All prorations as of the Closing Date shall be made as of 12:01 a.m. on the Closing Date.

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10.  REPRESENTATIONS AND WARRANTIES BY SELLER.

     Effective as of the date of this Agreement and as of the Closing Date, Seller hereby represents and warrants to Buyer, which representations and warranties shall be accurate and true in all material respects on the Closing Date as if made on the Closing Date, and acknowledges that Buyer is relying upon such representations and warranties in purchasing the Property, as follows:

     A. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and all of Seller's closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Seller's obligations under this Agreement.

     B. Seller and the persons signing this Agreement for Seller have the authority and power to sign this Agreement, to perform all of Seller's obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Seller without the consent or approval of any other person.

     C. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding instrument, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     D. Seller is not a "foreign person" and is not subject to withholding within the meaning of Section 1445 of the Internal Revenue Code. Seller will execute and deliver to Buyer through and at the Close of Escrow a non-foreign affidavit in form reasonably acceptable to Buyer.

     E. There are no unrecorded leases (other than the Lease), and to Seller's knowledge, no written notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction.

     F. There are no suits or claims pending with respect to or in any manner affecting the Property.

     G. From the date hereof until Closing or the earlier termination of this Agreement, Seller shall (i) operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, and shall perform in all material respects, its obligations under the Lease, (ii) not amend, modify or waive any material rights under the Lease, and (iii) maintain the existing or comparable insurance coverage, if any, for the Improvements which Seller is obligated to maintain under the Lease.

     I. All representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and for a period of six (6) months following the Closing. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller's warranties. Seller's indemnity and hold harmless obligations herein shall survive for a period of six (6) months following the Closing.

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11.  REPRESENTATIONS AND WARRANTIES BY BUYER.

     Effective as of the date of this Agreement and as of the Closing Date, Buyer hereby represents and warrants to Seller, which representations and warranties shall be accurate and true in all material respects on the Closing Date as if made on the Closing Date, and acknowledges that Seller is relying upon such representations and warranties in purchasing the Property, as follows:

     A. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute and deliver this Agreement and all of Buyer's closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Buyer's obligations under this Agreement.

     B. Buyer and the persons signing this Agreement for Buyer have the authority and power to sign this Agreement, to perform all of Buyer's obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Buyer without the consent or approval of any other person.

     C. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding instrument, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     D. All representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and for a period of six (6) months following the Closing. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer's warranties. Buyer's indemnity and hold harmless obligations herein shall survive for a period of six (6) months following the Closing.

12.  INTENTIONALLY OMITTED.

13.  CONDEMNATION/CASUALTY.

     As between Buyer and Seller, Seller shall bear all risk of loss, damage or taking of the Property which may occur prior to Closing. If, prior to the Closing, all or a material portion of the Property or the means of ingress or egress thereon suffers a casualty or is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), including, but not limited to, any land donation or public space requirements or encumbrances on the Property requiring contributions by Seller, Seller shall promptly notify Buyer of such fact. For purposes of this Paragraph 13, "material" shall mean (i) any amount more than Seventy Five Thousand Dollars ($75,000.00) is required to restore any such damage, or (ii) the completion of such restoration can reasonably be expected to exceed ninety (90) days after the receipt of such notice. In such event, Buyer shall then have the option to terminate this Agreement upon notice to Seller given not later than twenty (20) days after receipt of Seller's notice. If as a result of any such condemnation or casualty of a material portion of the Property or the means of ingress or egress thereon, the Tenant under the Lease is permitted to and in fact does exercise any right which it may have to terminate the Lease, then in such event, Seller shall give Buyer notice thereof and Buyer shall then have the option to terminate this Agreement upon notice to Seller given not later than twenty (20) days after receipt of Seller's notice. Upon Seller's failure to provide written evidence of Tenant's election under the Lease within thirty (30) days after such condemnation or casualty, Buyer may elect to terminate this Agreement upon notice to Seller given not later than ten (10) days after expiration of such thirty day period.

     If Buyer elects to terminate this Agreement, the Deposit (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. If Buyer does not elect to terminate this Agreement, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all proceeds relating to the

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casualty or awards for the taking by eminent domain, as applicable, and shall be obligated to proceed to Closing with no reduction in the Purchase Price.

     If the Property is damaged in an amount which is not deemed material (as defined above), then this Agreement shall remain in effect, there shall be credited against the Purchase Price the amount of Seller's insurance deductible, and Seller shall assign to Buyer at Closing any insurance proceeds available to Seller on account of the damage or destruction, with no delay in the Closing.

14.  SPECIFIC PERFORMANCE.

     If Seller is in breach or default of this Agreement or fails to close the transaction for purchase of the Property when required by this Agreement, Buyer, as its sole and exclusive remedy hereunder, may either elect to:

     A. Terminate this Agreement and recover the Deposit; or

     B. Enforce Seller's obligation to convey the Property; provided, however, that no action for specific performance shall require Seller to do any of the following (i) change the condition of the Property in any way or restore the Property after any fire or other casualty; (ii) expend money or post a bond to remove any title encumbrance or defect or to correct any matter shown on a survey of the Property; or (iii) expend money or post a bond to remedy any environmental condition of the Property. If Buyer elects specific performance as its remedy, then Buyer shall not be entitled to recover any damages (whether actual, direct, indirect, consequential, punitive or otherwise), notwithstanding such failure to close, breach or default by Seller. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller's affirmative acts, such as a sale to a third party or the placement of a lien which cannot be removed, Buyer shall be entitled to pursue its rights and remedies available at law or in equity, provided however that such rights and remedies of Buyer shall have as a limitation on its damages the same dollar amount as the Deposit.

     Upon the exercise of Buyer's remedies hereunder, this Agreement shall terminate and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

15.  LIQUIDATED DAMAGES.

     If Buyer fails to close the transaction for purchase of the Property when required by this Agreement, the Deposit shall be retained by Seller as liquidated damages as Seller's sole and exclusive remedy for Buyer's breach or default, whereupon this Agreement shall terminate and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. Seller and Buyer acknowledge that it would be extremely impractical and difficult to ascertain actual damages that would be suffered by Seller if Buyer fails to consummate the purchase of the Property as and when contemplated by this Agreement. This liquidated damages provision shall not limit Seller's right to (i) receive reimbursement for or recover damages in connection with any obligations of Buyer that survive the Closing or the termination of this Agreement (such as the indemnities set forth in Paragraphs 5.E and 18.F) or (ii) pursue any and all remedies available at law or in equity in the event that, following any termination of this Agreement, Buyer or any party related to or affiliated with Buyer asserts any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property.

16.  POSSESSION.

     Possession of the Property, subject to all of the terms and conditions of the Lease, shall be delivered to Buyer at the Closing.

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17.  SALE "AS IS".

     Except as specifically set forth in this Agreement, Buyer represents that it is a knowledgeable and experienced buyer of real estate and that, in purchasing the Property, Buyer shall rely solely on (i) its own expertise and that of its consultants; and (ii) its own knowledge of the Property based on its investigations and inspections of the Property. Buyer has conducted or will conduct such inspections and investigations of the Property as Buyer has deemed or will deem necessary, including the physical and environmental conditions thereof, and shall rely upon such independent investigation of the Property. Upon Closing, Buyer shall assume the risk that adverse matters and physical and environmental conditions may not have been revealed by Buyer's inspections and investigations. Buyer acknowledges and agrees that upon closing, except as specifically provided otherwise in this Agreement and/or the Transfer Documents, Seller shall sell and convey to Buyer and Buyer shall accept the Property in its "AS-IS, WHERE-IS," condition WITH ALL FAULTS, subject to any and all defects (latent and apparent). The terms and conditions of this Paragraph 17 shall expressly survive the Closing or earlier termination of this Agreement. Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property furnished by Seller, any real estate broker, contractor, agent, employee, servant or other person, unless the same are specifically set forth in this Agreement. Buyer acknowledges that the Purchase Price reflects the "As-Is, Where- Is" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property.

18.  MISCELLANEOUS.

     A. Final and Entire Agreement; Integration. This Agreement is the final, entire and exclusive agreement between the parties and supersedes any and all prior agreements, negotiations and communications, oral or written. No representation, promise, inducement or statement of intention has been made by any of the parties not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not set forth or referred to in this Agreement. No supplement, modification, or amendment to this Agreement shall be binding or effective unless executed in writing by the parties and by no other means.

     B. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective shareholders, partners, directors, officers, heirs, beneficiaries, successors, representatives and assigns.

     C. Assignment. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of all parties to this Agreement; provided, however, that either Buyer or Seller may assign its rights or delegate its duties hereunder to another person or entity, but any such assignment shall not relieve the party assigning its rights of its obligations hereunder.

     D. Notices. Any notice, demand, consent, approval or documents which any party is required or may desire to give or deliver to the other shall be given in writing by (i) personal delivery; (ii) certified mail, return receipt requested, postage prepaid; (iii) a national overnight courier service that provides written evidence of delivery; or (iv) facsimile transmission and addressed as follows:

          To Seller:          Hickory Business Park, LLC
                              One West Avenue
                              Larchmont, NY 10538
                              Attention: Stuart Lichter
                              Phone: (914) 834-2600
                              Fax: (914)834-2002

          With a copy to:     Fainsbert, Mase & Snyder, LLP
                              11835 West Olympic Boulevard
                              Suite 1100
                              Los Angeles, CA 90064
                              Attention: John A. Mase, Esq.
                              Phone: (310) 473-6400
                              Fax: (310) 473-8702

          To Buyer:           Cole Takedown, LLC
                              2555 East Camelback Road, Suite 400
                              Phoenix, AZ 85016
                              Attention: Legal Department
                              Phone: (602) 778-8700
                              Fax: (602) 778-8780

          With a copy to:     Bennett Wheeler Lytle & Cartwright, PLC
                              3838 N. Central Avenue, Suite 1120
                              Phoenix, AZ 85012
                              Attention: J. Craig Cartwright, Esq.
                              Phone: (602) 445-3433
                              Fax: (602) 266-9119

          To Title Company:   First American Title Insurance Company
                              520 North Central Avenue, 8th Floor
                              Glendale, CA 91203
                              Attention: Carolyn Marcial
                              Phone: (818) 242-5800
                              Fax: (818) 242-5916

          And to: First American Title Insurance Company The Esplanade Commercial Center
                              2425 East Camelback Road, Suite 300
                              Phoenix, AZ 85016
                              Attention: Tom Anzaldua
                              Phone: (602) 567-8119
                              Fax: (866) 383-3243

     Any party may change its notice address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (a) if delivered personally, when delivered; (b) if sent by certified mail, return receipt requested, postage prepaid, on the third day after deposit in the U.S. mail; (c) if sent by overnight courier, on the first business day after delivery to the courier; and (d) if sent by facsimile, on the date of transmission if sent on a business day before 5:00 p.m. Pacific time, or on the next business day, if sent on a day other than a business day or if sent after 5:00 p.m. Pacific time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. mail, first class, postage prepaid.

     E. Attorneys' Fees. In the event any suit, action or proceeding is instituted by any party in connection with the breach, enforcement or interpretation of this Agreement, the prevailing party therein shall be entitled to the award of reasonable attorneys' fees and related costs in addition to whatever relief the prevailing party may be awarded.

     F. Real Estate Commission. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that no broker has been engaged by it in connection with the transaction contemplated by this Agreement, other than ICA Realty Corporation ("BROKER"). Seller covenants and agrees to pay two and one-half percent (2 1/2%) of the Purchase Price to Broker as any and all commissions due to Broker in connection with this Agreement pursuant to a separate written commission agreement. Each party shall indemnify, protect, defend and hold harmless the other party, including reasonable attorneys' fees, in respect of any breach of such representation and warranty, which indemnity shall survive the Closing or earlier termination of this Agreement.

     G. Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement shall in no way affect the validity of any other provision of this Agreement. In the event that any provision of this Agreement is contrary to any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in any such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

     H. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. In the event of any legal action arising from this Agreement, the parties hereto agree that venue shall be properly in any state or federal court located in Catawba County or Burke County, North Carolina.

     I. Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of such provision or any other provision hereof. No waiver shall be binding unless executed in writing by the party making the waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition.

     J. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement. The parties shall be entitled to sign a facsimile copy of this Agreement which shall be binding on the party signing by facsimile. Any party signing by facsimile agrees to promptly execute and deliver to the other parties an original signed Agreement.

     K. Review; Interpretation. Each party to this Agreement has carefully reviewed this Agreement, is familiar with the terms and conditions herein, and was advised by legal counsel of his or its own choice with respect thereto. This Agreement is the product of negotiation among the parties hereto and is not to be interpreted or construed against any party hereto.

     L. Headings; Constructions. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words "herein", "hereof", "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

     M. Survival. All of the representations, warranties, covenants, indemnities and agreements set forth herein shall survive the closing of the transaction and the delivery of the deed.

     N. Number, Gender and Tense. All words used in this Agreement shall be construed to include the plural as well as the singular number, the present tense shall include the past and future tense, and the masculine gender shall include the feminine and neuter gender.

     O. Independent Counsel. Each party to this Agreement represents and warrants that he has carefully reviewed and understands this Agreement, acknowledges that he has been advised to seek his own independent legal counsel with respect to this Agreement and the transactions contemplated hereby, has sought the advice of independent counsel of his own choosing or has knowingly and voluntarily declined the opportunity to obtain such counsel and signs this Agreement freely, knowingly and voluntarily. Buyer hereby represents and warrants to Seller that: (i) Buyer is not in a significantly disparate bargaining position in relation to Seller; and (ii) Buyer is purchasing the Property for business, commercial, investment or other similar purpose.

     P. Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.

     Q. Exchange Cooperation. Buyer and Seller agree to cooperate with each other in accomplishing a tax-deferred exchange for either party under Section 1031 of the Internal Revenue Code, which shall include the signing of reasonably necessary exchange documents; provided, however, that (i) neither party shall incur any additional liability or financial obligations as a consequence of such exchange; (ii) such exchange shall not delay the Closing Date; and (iii) neither party shall be required to take title to any property as part of an exchange other than Buyer receiving title to the Property. This Agreement is not subject to or contingent upon either party's ability to effectuate a tax-deferred exchange. In the event any exchange contemplated by either party should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

     R. Further Acts. The parties agree to cooperate with each other to effectuate this Agreement. In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed before or after the Closing any and all such further acts as may be reasonably necessary or appropriate to accomplish the intent and purposes of this Agreement and to consummate the transaction contemplated hereby.

     S. Confidentiality. It is the intent of the parties hereto that the terms and conditions of this Agreement shall remain confidential. As such, neither party, nor its principals, agents, or affiliates shall disclose any information regarding this transaction, including but not limited to, the contents of the Letter of Intent executed on November 7, 2005, or the terms of this Agreement except to the parties' respective accountants, attorneys, contractors, consultants, lenders and advisors.

     T. Escrow Cancellation Charges. If escrow fails to close because of Seller's default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer's default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half (1/2) of any cancellation charges of Escrow Agent. The provisions of this Paragraph 18.T shall survive cancellation of this Agreement.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

HICKORY BUSINESS PARK, LLC,
a Delaware limited liability company

By: S.L. PROPERTIES, INC.,
    a Delaware corporation,
    its managing member


    By: /s/ Stuart Lichter
        --------------------------------
        Stuart Lichter, President


BUYER:

COLE TAKEDOWN, LLC


By: /s/ John M. Pons
    ------------------------------------
    John M. Pons
Its: Senior Vice President

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     This First Amendment to Purchase and Sale Agreement (this "Amendment") is effective as of the 24 day of January, 2006, by and between COLE TAKEDOWN, LLC, as Buyer, and HICKORY BUSINESS PARK, LLC, as Seller, and provides as follows:

     WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement, effective as of December 15, 2005 (the "Agreement"), with respect to the improved property located at 2839 Second Avenue NW, Long View, North Carolina (the "Agreement");

     WHEREAS, Seller and Buyer desire to amend the Agreement to revise the date on which the Review Period expires. All capitalized terms used herein shall have the meaning given to them in the Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. The first sentence of Section 5.A. of the Agreement is hereby amended and restated as follows:

          Buyer shall have until 5:00 p.m. MST on January 25, 2006 to perform such inspections, investigations, inquiries, and feasibility studies relating to the Property and to review the Property Information (as defined in Paragraph 5.C) as Buyer deems appropriate to decide whether the Property is acceptable to Buyer ("REVIEW PERIOD").

     2. Except as provided herein, all terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

BUYER:                                  COLE TAKEDOWN, LLC


                                        By: /s/ John M. Pons
                                            ------------------------------------
                                            John M. Pons
                                        Its: Senior Vice President


SELLER:                                 HICKORY BUSINESS PARK, LLC,
                                        a Delaware limited liability company

                                        By: S.L. PROPERTIES, INC.,
                                            a Delaware corporation,
                                            its managing member


                                            By: /s/ Stuart Lichter
                                                --------------------------------
                                                Stuart Lichter, President

                    ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

         COLE ACQUISITIONS I, LLC, F/K/A COLE TAKEDOWN, LLC, AS ASSIGNOR
                                       AND
                      COLE DH HICKORY NC, LLC, AS ASSIGNEE

     Assignor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign all of its right, title and interest in, to and under that certain Purchase and Sale Agreement (the "Purchase Agreement") described herein, including, without limitation, Assignor's right, title and interest in and to the Deposit, to Assignee and its successors and assigns. The Purchase Agreement is described as follows:

     DATE OF AGREEMENT:   December 16, 2005

     ORIGINAL BUYER:      Cole Acquisitions I, LLC, f/k/a Cole Takedown, LLC

     ASSIGNED TO:         Cole DH Hickory NC, LLC

     PROPERTY ADDRESS:    2839 Second Avenue NW, Hickory, NC

     Assignor acknowledges that it is not released from any obligations or liabilities under said Purchase Agreement, with the exception of the obligation to deliver the Deposit which has been delivered into escrow by Assignor.

     Assignee hereby agrees to assume and be responsible for all obligations and liabilities under said Purchase Agreement, with the exception of the obligation to deliver the Deposit which has been delivered into escrow by Assignor. This Assignment shall be in full force and effect upon its full execution.

     Executed this 23rd day of February, 2006.

ASSIGNOR:                               ASSIGNEE:

COLE ACQUISITIONS I, LLC,               Cole DH Hickory NC, LLC,
a Delaware limited liability company    a Delaware limited liability company

                                        By: Cole REIT Advisors II, LLC
By: /s/ John M. Pons                        its Manager
    ---------------------------------
    John M. Pons
    Authorized Officer                  By: /s/ John M. Pons
                                            ------------------------------------
                                            John M. Pons
                                        Its: Senior Vice President